Exhibit 99.1

FOR IMMEDIATE RELEASE — August 6, 2002

For further information: Kenneth Kay Chief Financial Officer CB Richard Ellis 213.613.3420	Ronald Platisha Executive Vice President-Finance CB Richard Ellis 310.354.6044

CBRE Holding, Inc. Reports Second Quarter 2002 Results

Los Angeles, CA (August 6, 2002) — CBRE Holding, Inc., parent corporation of CB Richard Ellis Services, Inc., one of the world’s leading real estate services companies, today reported its results for the three and six months ended June 30, 2002.

Revenue totaled $284.9 million for the second quarter ended June 30, 2002, compared to $284.8 million for the second quarter ended June 30, 2001.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the second quarter totaled $33.4 million, a $12.9 million or 62.8% increase from last year’s same period results.

Revenue totaled $508.9 million for the six months ended June 30, 2002, which represents a $48.5 million or 8.7% decrease from the prior year. EBITDA for the first six months of 2002 was $44.5 million, a $10.0 million or 28.8% increase from the prior year.

On August 7, 2002, at 9:30 a.m. Pacific time, the Company will hold a conference call with its bondholders to discuss its results for the quarter ended June 30, 2002.  To access the call, dial 800-553-0349, and request CB Richard Ellis Second Quarter 2002 Earnings (outside the United States, please call 612-332-1210).  A transcript of the call will be available on www.cbre.com for review within seven working days of the call.

CBRE Holding, Inc. operates its business primarily through its wholly owned subsidiary CB Richard Ellis Services, Inc., one of the world’s leading real estate services companies. Headquartered in Los Angeles with approximately 9,300 employees worldwide, the company serves real estate owners, investors and occupiers through 221 offices in 47 countries. Services include property sales and leasing, property management, corporate services and facilities management, mortgage banking, investment management, capital markets, appraisal/valuation, research and consulting. For more information about CB Richard Ellis, visit the company’s website at www.cbre.com.

This release contains forward-looking statements concerning expectations for future revenues, cost reductions and earnings performance.  These statements reflect the company’s current plans and expectations and are based on information currently available to it.  They rely on a number of assumptions and estimates, which could prove to be inaccurate, and which are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from the results anticipated.  CB Richard Ellis undertakes no obligation to update publicly or revise any forward-looking statements.  These statements are qualified by reference to the Company’s 2001 Annual Report and Form 10-K and its quarterly reports on Form 10-Q.

CBRE HOLDING, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001

Revenue from real estate services	$284,893	$284,849	$508,883	$557,347
Costs and expenses
Commissions, fees and other incentives	130,761	133,139	231,027	256,106
Operating, administrative and other	120,735	131,201	233,371	266,711
Depreciation and amortization	4,111	11,446	11,703	23,142
Merger-related and other nonrecurring charges	23	5,608	605	5,608
Total costs and expenses	255,630	281,394	476,706	551,567
Operating income	29,263	3,455	32,177	5,780
Interest income	534	1,272	1,398	2,072
Interest expense	14,904	11,133	30,921	20,188

Income (loss) before income taxes (benefit)	14,893	(6,406)	2,654	(12,336)
Income taxes (benefit)	7,604	(4,155)	1,460	(7,239)
Net income (loss)	$7,289	$(2,251)	$1,194	$(5,097)

EBITDA excluding merger-related and other nonrecurring charges	$33,397	$20,509	$44,485	$34,530

EBITDA margin excluding merger-related and other nonrecurring charges	11.7%	7.2%	8.7%	6.2%

CB RICHARD ELLIS SERVICES, INC (1)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30, 2002	December 31, 2001

Assets:
Cash and cash equivalents	$17,995	$57,447
Warehouse receivable (2)	142,300	106,790
Other current assets	208,159	215,681
Property and equipment, net	64,928	68,451
Goodwill and other intangible assets, net	676,762	647,660
Deferred taxes, non current	35,096	54,002
Cash surrender value of insurance policies, deferred compensation plan	63,975	69,385
Other assets	151,511	142,888

Total assets	$1,360,726	$1,362,304

Liabilities:
Current liabilities, excluding debt	$188,000	$258,271
Warehouse line of credit (2)	142,300	106,790
Revolver and swingline credit facility	30,000	-
Senior secured term loan tranche A	42,500	46,250
Senior secured term loan tranche B	183,150	184,075
11 1/4% senior subordinated notes	225,837	225,737
Other debt (3)	62,799	65,396
Deferred compensation liability	100,034	105,104
Other long-term liabilities	46,990	46,661

Total liabilities	1,021,610	1,038,284

Minority interest	4,608	4,296

Stockholders' equity	274,088	260,068
Mezzanine notes	60,420	59,656
Total stockholders' equity	334,508	319,724

Total liabilities and stockholders' equity	$1,360,726	$1,362,304

(1)	CB Richard Ellis Services, Inc. is a wholly owned subsidiary of CBRE Holding, Inc.

(2)	Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $142.3 million and $106.8 million at June 30, 2002 and December 31, 2001, respectively.

(3)	Includes non-recourse debt relating to a building investment in Japan of $40.7 million and $37.2 million at June 30, 2002 and December 31, 2001, respectively.